SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Office Depot, Inc.

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OFFICE DEPOT, INC.
2200 OLD GERMANTOWN ROAD
DELRAY BEACH, FLORIDA 33445
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Friday, May 13, 2005

TIME	10:00 a.m. Eastern Daylight Time

LOCATION	Boca Raton Marriott at Boca Center
5150 Town Center Circle
Boca Raton, FL 33486
561-620-3712

ITEMS OF BUSINESS	1.	To Elect Twelve (12) members of the Board of Directors for the term described in this Proxy Statement.

	2.	To Ratify our Audit Committee’s appointment of Deloitte & Touche LLP as Our Independent Accountants for the term described in this Proxy Statement.

	3.	To consider a Proposal from a Shareholder recommending: (i) that our Board of Directors amend the Bylaws of the Company to provide that no corporate officer shall receive annual compensation in excess of the limits established by the Internal Revenue Code for deductibility of employee remuneration, without approval by a majority of the Stockholders within one year preceding the payment of such compensation; (ii) to require that ‘performance-based compensation’ be excluded from such limitation only if the Company shall first have disclosed to Stockholders the specific performance goals and standards adopted for any performance-based compensation plan; and (iii) that incentive stock options shall be recorded as an expense on the Company’s financial statements.

	4.	To consider a Proposal from a Shareholder recommending that our Board of Directors amend the governance documents (certificate of incorporation or bylaws) of the Company to provide that Director nominees shall be elected by the affirmative vote of the majority of the votes cast at an annual meeting of Shareholders.

	5.	To transact any other business that may properly come before the meeting.

RECORD DATE	You must own shares of Office Depot common stock as of the close of business on March 10, 2005 (the “Record Date”) to attend and vote at our Annual Meeting and any adjournment thereof.

ANNUAL REPORT	Our 2004 Annual Report is enclosed with these proxy materials. By order of the Board of Directors,

/s/ David C. Fannin

David C. Fannin
Executive Vice President, General Counsel & Corporate Secretary

Delray Beach, Florida April 8, 2005

Please note that for security reasons, we will require that you present the admission ticket included with this Proxy Statement. We also will require positive picture identification from all attendees at our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official Shareholder list as of our record date of March 10, 2005. If you hold shares in “street name” and do not have a ticket, you must bring a letter from your stockbroker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting.

PROXY STATEMENT FOR THE
2005 ANNUAL MEETING OF SHAREHOLDERS
OF OFFICE DEPOT, INC.

2200 OLD GERMANTOWN ROAD
DELRAY BEACH, FLORIDA 33445
TELEPHONE (561) 438-4800

This Proxy Statement contains important information about our 2005 Annual Meeting of Shareholders, to be held on May 13, 2005. We are mailing this Proxy Statement and accompanying proxy card to our Shareholders on or about April 8, 2005.

Purposes of the Meeting. Our Annual Meeting will consider important matters outlined in the Notice of this Meeting. We have mailed these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (our “Board”). Our Board asks that you authorize your proxy to vote as our Board recommends.

Voting your Shares. If you cannot attend the Meeting in person, you may vote your shares: (1) by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope; (2) by voting electronically using a touch-tone telephone (866-540-5760); or (3) by using the Internet to vote your shares (www.proxyvoting.com/odp). If your shares are held in “street name” with a broker or similar party, you will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 4:00 p.m. Eastern Daylight Time on May 12, 2005.

OUR BOARD RECOMMENDS that you vote FOR its nominees as Directors of the Company as described in Item 1 and that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent public accountants as described in Item 2. Our Board also recommends that you vote AGAINST the two Shareholder proposals as described in Items 3 and 4.

We also strongly urge you to vote by means of the telephone or the Internet as this allows for automatic tally of your votes and also saves Office Depot the cost of return postage. However you choose to vote, we urge you to VOTE as early as possible.

Proxies. Our Board has appointed certain persons (“proxies”) to vote proxy shares in accordance with the instructions of our Shareholders. If you authorize the proxies to vote your shares, but do NOT specify how your shares should be voted, they will vote your shares as our Board recommends. If any other matters are presented for consideration at our Annual Meeting, your shares also will be voted as our Board recommends. You can change or revoke your proxy, (1) by mailing your request to our Corporate Secretary at our corporate headquarters so that it is received not later than 4:00 p.m. Eastern Daylight Time, on May 12, 2005, (2) by filing a proxy with a later date or (3) by voting your shares by ballot in person at the Annual Meeting.

Solicitation of Proxies. In addition to soliciting proxies by mail, we may also solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We also have hired Mellon Investor Services LLC (“MIS”) to assist us in communicating with these institutions and forwarding solicitation materials to them, and we have agreed to pay MIS a fee of $13,500 plus reimbursement of their reasonable out-of-pocket expenses in connection with this service. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our common stock as of the close of business on March 10, 2005 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. A list of Shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the meeting between the hours of 9 a.m. and 4 p.m. Eastern Daylight Time at our corporate headquarters in Delray Beach, Florida. As of March 10, 2005, there were 313,351,431 shares of common stock issued by Office Depot and owned by Shareholders (i.e. excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding shares of our stock must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter. However, abstentions will have the same effect as voting “no” or against a matter voted on at our Meeting which requires the affirmative vote of a majority of the shares present and voting. Broker non-votes will not be counted as shares entitled to vote and, accordingly will not affect the outcome with respect to any matter to be voted on at the meeting.

Householding of Annual Disclosure Documents. The Securities and Exchange Commission has approved a rule concerning the delivery of disclosure documents, called “householding”. Under that rule, certain banks, brokers and other intermediaries have arranged for a single set of our annual report and Proxy Statement to be delivered to multiple Shareholders sharing an address unless those banks, brokers and other intermediaries have received contrary instructions from one or more of the Shareholders. The rule applies to our Annual Reports and Proxy Statements. Each Shareholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly upon written or oral request a separate copy of this Proxy Statement and annual report to a Shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of such documents in future years, contact us by calling or writing to our Department of Investor Relations at our Corporate Headquarters at: 2200 Old Germantown Road, Delray Beach, FL 33445 or Call us at: 800-937-3600 extension 87641.

Two or more Shareholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by contacting us in the same manner. If a broker or other nominee holds your shares, please contact ADP and inform them of your request by calling them at: 800-542-1061 or writing to them at: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Please be sure to include your name, the name of your brokerage firm, and your account number.

* * * *

Corporate Governance at Office Depot, Inc.

Before turning to the matters to be considered by our Shareholders, we wish to set forth the positions of our Company and our Board with respect to our commitment to excellence in corporate governance. Our Shareholders and other stakeholders are vitally important to our Company, and everything we do is intended to serve the interests of our owners, employees, customers and vendors.

Governance and Director Independence. Office Depot is committed to principles of good corporate governance and the independence of our Board of Directors from the management of our company. All members of our Audit Committee, our Compensation Committee and our Corporate Governance and Nominating Committee have been determined by our Board to be independent Directors within the applicable listing standards of the New York Stock Exchange (the “Exchange”). Our Board has reviewed the various relationships between members of our Board and the Company and has affirmatively determined that none of our Directors has a material relationship with Office Depot other than Mr. Austrian, our interim Chairman and CEO, who served as a full-time employee of the Company from October 4, 2004 until March 11, 2005, and Mr. Odland, who became our Chairman and Chief Executive Officer, a member of our Board and a full-time employee on March 11, 2005.

All other members of our Board are considered ‘independent directors’ under the listing standards of the Exchange. The basis for such determination by our Board is either that the independent Director has no business relationship other than his or her service on our Board, or that while an independent Director may have some involvement with a company or firm with which our Company does business, our Board has determined that such involvement is not material. None of our Directors serves as an executive officer of a charitable organization to which our Company made contributions during 2003. All committees of our Company are currently comprised solely of independent Directors. Our Chairman and CEO, Steve Odland, does not sit on any of our Committees, but he attends committee meetings ex officio. A former CEO, David Fuente, serves on the Finance Committee of our Board, which is not a committee mandated either by the Exchange or by any legal or regulatory requirement.

At each regular meeting of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board. Pursuant to our Board governance procedures, the independent Directors, as a group, annually select one independent Director as the Lead Director for the purpose of setting the agenda and presiding at these executive sessions. James L. Heskett currently serves as our Board’s Lead Director.

Code of Business Conduct (Code of Ethical Behavior). Our Board has adopted a Code of Ethical Behavior for all our employees, and this Code also applies to our Directors. A copy of this Code may be viewed at our corporate website, www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance/Code of Ethics.” In addition, a printed copy of our Code of Ethical Behavior will be provided to any Shareholder upon request to our Corporate Secretary at the Company’s address listed elsewhere in this Proxy Statement.

Corporate Governance Guidelines. Our Board has adopted Governance Guidelines for our Company. Those Guidelines may be viewed at our corporate website, www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance.” In addition, a printed copy of our Governance Guidelines will be provided to any Shareholder upon request to our Corporate Secretary.

Charters of our Board Committees. The Charters of our Board Committees are available on our corporate website, www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance.” In addition, printed copies of any of our Board Committee Charters will be provided to any Shareholder upon request to our Corporate Secretary.

Communicating with our Board Members

Our Shareholders may contact any member (or all members) of our Board (including without limitation the Lead Director or the non-management Directors as a group), any Board committee or any chair of any such committee by mail. To communicate with our Directors by mail, correspondence may be addressed to any individual Director, the non-management Directors as a group, the Lead Director, any Board committee or any committee chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to our corporate headquarters address, which is 2200 Old Germantown Road, Delray Beach, FL 33445.

All mail received as set forth in the preceding paragraph will be examined by the office of our General Counsel for the sole purpose of determining whether the contents actually represent a message to our Directors. The General Counsel’s office will also examine the mailing from the standpoint of security. Any contents that are not in the nature of advertising, promotions of a product or service, or constitute patently offensive material will be forwarded promptly to the addressee. In the case of the non-management Directors as a group (such as a committee of our Board), the General Counsel’s office will make the contents available to each Director who is a member of the group to which the envelope is addressed.

In addition, any person who desires to communicate any matter specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 2200 Old Germantown Road, Delray Beach, FL 33445. Communications to our Audit Committee may be submitted anonymously to the Audit Committee Chair, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate. To ensure that this occurs, mark the envelope on the outside as “anonymous and confidential”.

It is our Board’s policy that each of our Directors should attend the Annual Meeting of our Shareholders. All of our incumbent Directors who were standing for re-election were in attendance at the 2004 Annual Meeting of our Shareholders.

Matters to be Considered by Our Shareholders

Item 1: Election of Directors

Nominees for Directors of Office Depot

Twelve individuals have been nominated for election as Directors at our Annual Meeting, to serve for a term of office that continues from the date and time of their election until our next Annual Meeting of Shareholders, or until their successors are elected and qualified. The 12 nominees for the office of Director who receive the highest number of votes cast at our Meeting (a plurality) will be elected. All of our Directors form a single class of Directors. Information about these individuals, their business experience and other relevant information is set forth below.

Lee A. Ault III	Neil R. Austrian	David W. Bernauer
Abelardo E. Bru	David I. Fuente	Brenda J. Gaines
Myra M. Hart	W. Scott Hedrick	James L. Heskett
Patricia A. McKay	Michael J. Myers	Steve Odland

Should any of these nominees become unable to serve (for example, if any of them should become ill or incapacitated or should die), our Corporate Governance & Nominating Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR these nominees will be voted for the substitute so named (unless you specify on your proxy card to withhold voting for such person). If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy card). In no event will more than twelve (12) Directors be elected at our 2005 Annual Meeting.

Your Board of Directors Recommends a Vote FOR Item 1 on Your Proxy Card –
Election of all Nominees Listed Above as Directors

Biographical Information on the Candidates

LEE A. AULT III	AGE: 68

Mr. Ault has served as one of our Directors since 1998. He is currently Chairman of the Board of In-Q-Tel, Inc., a technology venture company. Mr. Ault served as Chief Executive Officer of Telecredit, Inc., a payment services company, from November 1968 until January 1992. He also was President of Telecredit, Inc. from 1968 until 1983 and Chairman of the Board from 1983 until January 1992. Telecredit, Inc. was merged into Equifax, Inc. in December 1990. Since 1990, Mr. Ault has served as a director of Equifax, Inc. He served as a director of Viking Office Products, Inc. (“Viking”) from 1992 until August 1998 when Office Depot merged with Viking. He also is a director of American Funds Insurance Series, a private investment management company and Anworth Mortgage Asset Corporation, a real estate investment trust.

NEIL R. AUSTRIAN	AGE: 65

Mr. Austrian served as our interim Chairman and Chief Executive Officer from October 4, 2004 until March 11, 2005. He has served as one of our Directors since 1998. Mr. Austrian served as President and Chief Operating Officer of the National Football League from April 1991 until December 1999. He was a Managing Director of Dillon, Read & Co. Inc. from October 1987 until March 1991. Mr. Austrian served as a director of Viking from January 1988 until August 1998 when Office Depot merged with Viking. He also serves as a director of The DirecTV Group (formerly Hughes Electronics Company), a publicly traded company.

DAVID W. BERNAUER	AGE: 61

Mr. Bernauer has served as a Director of our Company since 2004. He has served since 2003 as Chairman and Chief Executive Officer of Walgreen Co., the nation’s largest drugstore chain. From 2002 to 2003 he served as President and CEO of Walgreen; from 1999 to 2002 as President and COO of Walgreen, and he has served in various management positions, with increasing areas of responsibility at Walgreen since 1966. He serves as a member of the Board of Walgreen Co.

ABELARDO (AL) E. BRU	AGE: 56

Mr. Bru has served as a Director of our Company since 2004. Mr. Bru retired as Vice Chairman of PepsiCo on February 1, 2005. From February 2003 until September 2004 he served as Chairman & Chief Executive Officer of Frito-Lay North America. Frito-Lay North America is a $9.6 billion division of PepsiCo, Inc. and the largest snack-food maker in the world. He joined Frito-Lay in 1999 as President and Chief Executive Officer. Prior to joining Frito-Lay, Mr. Bru served in various capacities for Sabritas, a subsidiary of PepsiCo and the largest snack food maker in Mexico, from 1981 to 1999. Mr. Bru served in various senior international positions with PepsiCo Foods International since joining PepsiCo in 1976.

DAVID I. FUENTE	AGE: 59

Mr. Fuente has served as a Director since he joined Office Depot in 1987. Until December 2001, he served as Chairman of our Board. From December 1987 until July 2000, Mr. Fuente also served as Chief Executive Officer of our Company. He is a director of Ryder System, Inc., and Dick’s Sporting Goods, both publicly traded companies.

BRENDA J. GAINES	AGE: 55

Ms. Gaines has served as a Director of our Company since 2002. Ms. Gaines retired in 2004 from her position as North American President of Diners Club International, a Division of Citigroup, a position she held from 1999 to 2004. From 1994 until 1999, she served as Executive Vice President, Corporate Card Sales, for Diners Club International, and prior to that she served in various positions of increasing responsibility within Citigroup or its predecessor corporations from 1988. From 1985 to 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She is also a director of CNA Financial Corporation and of Tenet Healthcare Corporation, both public companies. She serves on the Boards of the March of Dimes, the Committee of 200 Foundation and the Economic Club of Chicago.

MYRA M. HART	AGE: 64

Dr. Hart has served as a Director of our Company since 2004. From 1995 to the present time, she has served as Professor, Entrepreneurial Management at the Harvard Business School. From 1985 until 1990, Dr. Hart was employed by Staples, Inc. in various management capacities, with a primary emphasis on strategic planning and growth implementation in new and existing markets. She is a director of eCornell and Nina McLemore Inc. Dr. Hart is also a Board member and immediate past chair of the Center for Women’s Business Research, a Trustee of Cornell University, and a member of the Committee of 200.

W. SCOTT HEDRICK                                                                                                               AGE: 59

Mr. Hedrick has served as a Director of our Company since 1991. From November 1986 until April 1991, he was a director of The Office Club, Inc., which has been a subsidiary of Office Depot since April 1991, when Office Depot acquired it. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director of Golden State Vintners, Inc. and Hot Topic, both publicly traded companies.

JAMES L. HESKETT                                                                                                               AGE: 72

Dr. Heskett has served as one of our Directors since 1996. He currently serves as the Lead Director of the Company. Dr. Heskett has served on the faculty of the Harvard University Graduate School of Business Administration since 1965. He has taught courses in marketing, business logistics, the management of service operations, business policy and service management. He is also a director of Limited Brands, a publicly held company, and Intelliseek, Inc., a privately held company. Having reached our mandatory retirement age for Directors, Dr. Heskett will not stand for re-election to the Board after the 2005 Annual Meeting.

PATRICIA A. MCKAY                                                                                                               AGE: 47

Ms. McKay has served as a Director of our Company since 2004. She has served since 2003 as Executive Vice President and Chief Financial Officer of Restoration Hardware, Inc. a California-based public company that is a specialty retailer of high-quality home furnishings, decorative accessories and hardware. From 1997 until 2003, she worked in various executive-level positions at AutoNation, Inc., the nation’s largest retailer of automobiles, with sales of nearly $20 billion, concluding in her serving as Senior Vice President, Finance. From 1988 until 1996, Ms. McKay served in various financial positions for Dole Food Company, Inc., culminating in the position of Vice President Finance and Controller, a position she held from 1993 until 1996.

MICHAEL J. MYERS                                                                                                               AGE: 64

Mr. Myers has served as one of our Directors since 1987. He is a Senior Advisory Partner of Sentinel Capital Partners, a private equity investment firm. He is also the President and a Director of Smith Barney Venture Corp., a wholly owned subsidiary of Smith Barney Holdings, Inc., which acts as the managing general partner of First Century Partnership III, a private venture capital investment fund. From 1976 until January 1992, he was a Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co., Inc.

STEVE ODLAND                                                                                                                       AGE: 46

Mr. Odland has been Chairman, Chief Executive Officer and a Director since March 11, 2005. Immediately prior to joining Office Depot, Inc., he was Chairman, Chief Executive Officer and a director of AutoZone, Inc., from January 2001 until March 11, 2005 and President of that company from May 2001 until March 11, 2005. Previously he was an executive with Ahold USA from 1998 to 2000. Mr. Odland was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996 in various executive positions. Mr. Odland is also a director of General Mills, Inc.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Corporate Governance and Nominating Committee (the “Committee” or the “Nominating Committee”) and ratified by our full Board of Directors for nomination to the Shareholders. The Nominating Committee operates under a Charter, which is available on our corporate website at www.officedepot.com. All members of the Committee are Independent.

Candidates Recommended by Shareholders. Our Nominating Committee will give due consideration to candidates recommended by Shareholders. Shareholders may recommend candidates for Nominating Committee consideration by submitting such recommendation directly to the Committee by mail, as described under the heading “Communicating with our Board Members”. In making recommendations, Shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. However, just because a recommended individual meets the minimum qualification standards does not imply that the Committee necessarily will nominate the person so recommended by a Shareholder.

Qualifications for Nomination. Our Nominating Committee believes that the minimum qualifications for serving on our Board are that a nominee have substantial experience in working as an executive officer for, or serving on the board of a public company, or that he or she demonstrates by significant accomplishment in another field of endeavor, whether in the for-profit or the non-profit sectors, an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company. A Director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity, as confirmed by a background and security check. All Directors should possess a basic understanding of financial matters, have an ability to review and understand the Company’s financial and other reports, and to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the Shareholders and stakeholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. In addition to these factors, our Committee seeks to have a Board that represents diversity as to gender, race and background experiences.

Methods of Finding Qualified Nominees. Our Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the Board, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board or not. Such persons are contacted from time to time to ask whether they would be willing to serve on our Board. If they are willing, then the Committee conducts significant amounts of due diligence to ensure that a nominee possess the qualifications, qualities and skills outlined above. The Nominating Committee also from time to time engages search firms to assist the Committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating Committee also is open to receiving recommendations from Shareholders as to potential candidates it might consider.

COMMITTEES OF OUR BOARD

Our Board has established four standing committees – (i) Audit, (ii) Compensation, (iii) Corporate Governance and Nominating and (iv) Finance. Our Board met six (6) times during fiscal 2004 and acted one (1) time by unanimous written consent. All of our Directors attended more than 75% of the total number of Board meetings and meetings of the committees on which they serve.

Functions (Highlights Only)
See Charters on our
Website for Further
Explanation of Committee
		Duties and		Number of Meetings or Actions
Committees	Membership at December 31, 2004	Responsibilities		by Consent in 2004

Audit Committee (1)	Michael J. Myers, Chair	1.	Oversees financial	Met nine (9) times during 2004.
	Brenda J. Gaines		reporting process.
	James L. Heskett	2.	Meets with internal and
	Patricia A. McKay		external auditors
regarding audit results.
		3.	Engages and ensures
independence of our
outside audit firm.
		4.	Reviews effectiveness
of internal controls.
		5.	Oversees compliance
with Code of Ethical
Behavior.

Compensation Committee	Lee A. Ault III, Chair	1.	Approves salaries and	Met six (6) times during 2004.
	Al E. Bru		incentive compensation of
	Myra Hart		elected officers, as well
	Scott Hedrick		as the compensation of our
Board members.
		2.	Reviews compensation of
certain other executive
management employees.
		3.	Administers employee
benefit plans, including
our Long-Term Equity
Incentive Plan.
		4.	Reviews management
succession planning.

Corporate Governance	James L. Heskett, Chair	1.	Reviews and makes	Met five (5) times during 2004.
and Nominating Committee	Lee A. Ault III		recommendations to the
	Brenda J. Gaines		Board concerning the size
	Scott Hedrick		and composition of our
Board and its committees
and the recruitment and
selection of Directors.
		2.	Nominates Director
candidates for election at
Annual Meetings.
		3.	Reviews and makes
recommendations to the
Board concerning corporate
governance policies and practices.

Functions (Highlights Only)
See Charters on our
Website for Further
Explanation of Committee
		Duties and		Number of Meetings or Actions
Committees	Membership at December 31, 2004	Responsibilities		by Consent in 2004

Finance Committee (2)	Al E. Bru David W. Bernauer	1.	Reviews our financial policies and procedures.	Met eight (8) times during 2004.
	David I. Fuente	2.	Reviews annual capital
budgets and major spending
requests from management.
		3.	Monitors our financial
standing and financial
ratings.
		4.	Reviews our long-range
financial objectives.
		5.	Provides oversight and
advice to management
regarding our capital
structure.

(1)	Our Board has reviewed and made the determinations required by the listing standards of the New York Stock Exchange (“NYSE”) and regulations of the United States Securities and Exchange Commission (“SEC”) regarding the independence of, and the financial literacy of, the members of our Audit Committee. In addition, our Board has determined that the following members of our Audit Committee qualify as “audit committee financial experts” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002: Michael Myers, Brenda Gaines and Patricia McKay. This determination has been made with respect to:

a)	Mr. Myers, by virtue of his extensive career in business, including the securities industry, and experience in the areas of investment banking, finance and business.

b)	Ms. Gaines by virtue of her educational background in business and finance; her years of working in the financial services industry, including most recently serving as North American President of Diners Club International, a Division of Citigroup, a position she held from 1999 until her retirement in 2004.

c)	Ms. McKay, by virtue of being a Certified Public Accountant, currently serving as the Chief Financial Officer of a publicly held corporation and her extensive career in public companies in various capacities, including as Treasurer , Controller, Senior Vice President - Finance and CFO.

(2)	With his term of office as our interim Chairman and CEO concluded as of March 11, 2005, Mr. Austrian has returned to his former position as Chair of the Finance Committee of our Board.

(4)

DIRECTOR COMPENSATION

     During 2004, our Directors who are not employees of the Company received the following compensation:

	Total Stipend and			Stock Options		Performance Shares	Income on Deferred
Name	Fees	Annual Stipend (2)	Meeting Fees (3)	Granted	Restricted Stock (1)	Granted	Comp Account
Mr. Ault	87,250	61,250	26,000	11,250	—	3,750	—
Mr. Austrian(1)	73,000	52,500	20,500	11,250	65,531	3,750	—
Mr. Bernauer(4)	51,500	37,500	14,000	11,250	—	3,750	245
Mr. Bru	57,000	37,500	19,500	11,250	—	3,750	—
Mr. Fuente	66,000	50,000	16,000	11,250	—	3,750	—
Ms. Gaines	74,000	50,000	24,000	11,250	—	3,750	—
Ms. Hart	51,500	37,500	14,000	11,250	—	3,750	—
Mr. Hedrick	87,000	65,000	22,000	11,250	—	3,750	—
Mr. Heskett(4)	91,000	65,000	26,000	11,250	—	3,750	13,405
Ms. McKay	51,500	37,500	14,000	11,250	—	3,750	—
Mr. Myers(4)	96,000	75,000	21,000	11,250	—	3,750	9,588

(1) Mr. Austrian received customary Directors’ fees and other benefits until October 4, 2004, the date on which he became our interim Chairman and Chief Executive Officer, a post he held until March 11, 2005. Subsequent to such date, all stipends and fees to him were suspended for the duration of his service as a full-time employee of our Company for which he received compensation as described below in the Report of our Compensation Committee, under the heading, “Compensation of our Chairman and Chief Executive Officer Until March 11, 2005.” He was awarded 65,531 time-based restricted shares in connection with his becoming interim Chairman and CEO on October 4, 2004.

(2) Includes for Committee Chairs, supplemental stipends as follows:

Audit —	$25,000
Compensation —	$15,000
Finance —	$15,000
Governance —	$15,000

(3)	In 2004, Directors were paid a fee of $1,000 for each Board meeting (up to one-half day), and $2,000 for any meeting which is longer than one half day. Fees for telephonic meetings were $1,000. They also were paid $1,000 for each Committee meeting ($1,500 for the Committee Chair) attended by them.

(4)	Non-employee Directors who have elected to defer their compensation under our deferred compensation plan for Directors are indicated. The stipends shown were not actually paid to them, but rather were credited to their deferred compensation accounts.

DIRECTORS FEES FOR 2005

Beginning January 1, 2005, our Directors will be paid differently than in the past. They will no longer receive meeting fees, and the annual stipend for all Directors has been increased.

Annual Board Retainer Fee	$75,000
Additional Fee paid to Chair of Audit Committee	$25,000
Additional Fees paid to Chairs of all other Committees	$15,000

In addition, Directors have been awarded as of February 11, 2005, the following equity grants for 2005. Stock Options, 4,200; Restricted Stock, 2,100. The Compensation Committee of our Board did not establish a performance shares program for 2005.

Item 2: Ratifying Our Audit Committee’s Appointment
of Deloitte & Touche LLP as Our Independent Accounting Firm

Information About Our Independent Accountants

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“SOA”), the Audit Committee of our Board has appointed the certified public accounting firm of Deloitte & Touche LLP (“Deloitte”) as independent accountants to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 25, 2004 and to attest to management’s report on internal control over financial reporting. Deloitte has audited our consolidated financial statements each year since 1990. Representatives of Deloitte will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from Shareholders. Our Audit Committee also has appointed Deloitte as our independent outside accounting firm for 2005.

Although our Audit Committee already has appointed Deloitte as our independent accountants for 2005 and the vote of our Shareholders is not required for this action under SOA, we request that the Shareholders nevertheless ratify this appointment. Regardless of the vote of the Shareholders, our Audit Committee’s decision to appoint Deloitte as our independent accountants for 2005 will not be changed, but our Audit Committee may take into consideration the vote of our Shareholders on this matter in selecting independent accountants to serve as our outside auditors in future years.

Audit and Other Fees

The aggregate fees billed by our independent accountants for professional services rendered in connection with (i) the audit of our annual financial statements as set forth in our Annual Report on Form 10-K for the fiscal years ended December 27, 2003 and December 25, 2004, (ii) the review of our quarterly financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2003 and 2004, (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and (iv) for the attestation of management’s report on the effectiveness of internal control over financial reporting, as well as fees paid to our audit firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2003	Fiscal 2004

Audit Fees	$2,664,000	$4,223,814

Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	1,234,977	129,325

Tax Compliance Fees	685,932	104,228

Tax Planning Fees	1,004,666	364,207

All Other Fees*	1,168,892	N/A

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2003	Fiscal 2004

Total Fees	$6,758,467	$4,821,574

Ratio of Audit Fees, Audit Related Fees and Tax Compliance Fees To Total Fees paid to our Audit Firm in the years indicated.	67.8% – Audit, Audit-Related and Tax Compliance Fees 32.2% – All other fees (including tax planning fees)	92.4% – Audit, Audit-Related and Tax Compliance Fees 7.6% – all other fees (including tax planning fees)

*On April 15, 2003, our Audit Committee voted unanimously to discontinue the use of Deloitte & Touche LLP for any management consulting services, and to limit the services of our outside accountants to audit work, audit-related work, and tax services, all of which must be pre-approved by the Audit Committee.

Financial Information Systems Design and Implementation Fees

We did not engage our independent accountants to provide any professional services in connection with (i) operating or supervising the operation of our information system or managing our local area network; or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

All Other Fees

All audit work performed by Deloitte is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by Deloitte in advance of the commencement of such work. Our Audit Committee has delegated to the Chairman of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chairman then reports on all such approvals at the next meeting of the Committee, which considers ratification of such approvals by the Committee Chairman. In 2004, all fees paid to Deloitte were approved by our Audit Committee in advance of the performance of work by Deloitte, and no fees were approved after the services were rendered by our accounting firm.

The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Your Board of Directors Recommends a Vote FOR Item 2 on Your Proxy Card
Ratification of Our Audit Committee’s Appointment of Deloitte & Touche LLP as our Independent Accountants

* * * *

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Office Depot Board of Directors (the “Committee”) is comprised of four independent Directors. The responsibilities of the Committee are set forth in its written charter (the “Charter”), which has been adopted by our Board of Directors (the “Board”). A copy of the Charter may be obtained from our Company in the manner described elsewhere in this Proxy Statement.

The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent accountants, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOA”), our Committee has certain other duties, which include the engagement of our independent accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of both audit and non-audit work in advance of Deloitte’s commencing such work and other obligations as imposed by SOA. Pursuant to applicable provisions of SOA, we have delegated to our Chairman, Michael Myers, the authority to pre-approve engagements of Deloitte between meetings of our Committee, provided that he reports to us at each meeting on pre-approvals since the date of our last Committee meeting. Our Board has determined that the following members of our Audit Committee are “audit committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOA: Mr. Myers, Ms. Gaines and Ms. McKay. These persons’ qualifications are detailed in their respective biographical information set forth earlier in this Proxy Statement. In addition, in accordance with listing standards of the New York Stock Exchange (the “Exchange”), our Board has determined that each member of our Audit Committee is financially literate as required by such listing standards.

During fiscal year 2004, this Committee met nine (9) times, including four (4) meetings to discuss quarterly or annual earnings press releases in advance of release by the Company. The Company’s senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting, this Committee conducted a private session with the management of our internal audit department as well as the Company’s independent outside accountants, without the presence of management. In addition, our Audit Committee conducted private sessions at various meetings during 2004 with our Chief Financial Officer, our Controller and our General Counsel.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent accountants to review or audit, as applicable, such financial statements in accordance with generally accepted auditing standards.

We have reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended December 25, 2004, included in the Company’s 2004 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with Deloitte the matters required to be discussed by Statement of Auditing Standards 61 (“SAS 61” - Communications with Audit Committees). SAS 61 requires our independent accountants to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have obtained a letter from Deloitte that provides the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company that in their professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

Based upon the foregoing review and discussions with our independent and internal auditors and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent accountants be included in the Company’s 2004 Annual Report to Shareholders, and that such financial statements also be included in the Company’s Annual Report on Form 10-K, for filing with the United States Securities & Exchange Commission. The Committee also has appointed Deloitte as the Company’s independent accounting firm for 2005.

As specified in the Charter of our Committee, it is not the duty of this Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent accountants. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent accountants with respect to such financial statements.

Presented by the members of the Audit Committee:

Michael J. Myers (Chair)
Brenda J. Gaines, Member
James L. Heskett, Member
Patricia A. McKay, Member

* * * *

Item 3: SHAREHOLDER PROPOSAL No. 1

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, who is the beneficial owner of 800 shares of Office Depot’s Common Stock, has made a timely request that the following proposal, which he intends to present for consideration at the Annual Meeting, be included in this Proxy Statement. The proposal and related supporting statement are set forth below exactly as received by Office Depot. Mr. Steiner has advised that he, or a duly authorized representative, intends to be present at the Annual Meeting to speak to this proposal

Subject Non-Deductible Executive Compensation to Shareholder Vote

RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.1. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as ‘performance-based compensation’ or as an ‘incentive stock option’ within the meaning of the Internal Revenue Code only if:

     (a) in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

     (b) in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.”

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont NY 10968

This proposal would require that our company may not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY Group 2003 annual meeting. The 38% yes-vote was more impressive because:

1)	This was the first time this proposal was ever voted.

2)	The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

Subject Non-Deductible Executive Compensation to Shareholder Vote

Yes on 3

[This ends the verbatim proposal as received from the Proponent.]

************************************************************************************************************************

Board of Directors’ Statement in Opposition:

Your Board believes that the proposal may be contrary to the interests of Office Depot and our Shareholders and, accordingly, the Board recommends that our Shareholders vote AGAINST the proposal for the following reasons:

The main purposes of our compensation policies are to maximize Shareholder value over the long-term, and to attract, motivate and retain top executives. Our Compensation Committee, with assistance from independent executive compensation consultants, designs compensation policies that are intended to facilitate achievement of these objectives. The Compensation Committee provides information detailing how it uses its consultants, peer group comparisons and national survey data to recommend for Board approval a competitive executive performance program – all of which appear in the Compensation Committee Report, contained below in this Proxy Statement. Our executive compensation programs are competitive and consistent with comparable companies and link pay to both the performance of the individual and that of Office Depot. A proposal such as Mr. Steiner’s, if implemented, could greatly limit the amount and type of compensation that could be offered to Office Depot’s senior executive officers. We believe that such a proposal could put our Company at a competitive disadvantage for hiring and retaining top executive talent.

As explained in the Compensation Committee Report on 2004 Executive Compensation in this Proxy Statement, the Compensation Committee generally favors a strong emphasis on performance-based compensation for our executive management team that ties the financial interests of Office Depot’s executives to those of our Shareholders. In most cases, this is expected to result in the payment of compensation that is deductible under applicable IRS regulations that limit in some cases the deductibility of executive compensation.

Nevertheless, the Compensation Committee needs the flexibility to pay compensation that is not fully deductible if it believes that, under the particular circumstances, doing so is in the best interests of Office Depot and its Shareholders.

In addition, the compensation plans applicable to senior executive officers of Office Depot (those officers who are in the category mentioned in Mr. Steiner’s proposal) have already been approved by Office Depot’s Shareholders. These include the Company’s Long-Term Equity Incentive Plan, and the Company’s Bonus Plan, both of which have received Shareholder approval at prior Annual Meetings.

Awards to senior executive officers under any of these plans are made and administered solely by the independent outside Directors who sit on the Compensation Committee of Office Depot’s Board of Directors, in accordance with SEC, NYSE and IRS requirements. These plans have been carefully designed to allow the Compensation Committee to administer compensation awards for senior executive officers in a manner that will preserve the tax deduction under Section 162(m) of the Internal Revenue Code for qualified performance-based compensation to the greatest possible extent.

From time to time, the Compensation Committee may need the latitude to pay levels of compensation that are not necessarily deductible for tax purposes. The inability to pay an amount that is not deductible would unduly tie the hands of the Committee and of the Board in recruiting at the most senior levels of the Company.

We are committed to following the standards promulgated by the FASB, including expensing of both incentive stock options and non-qualified stock options at such time as this accounting treatment is required by the FASB. Since the FASB’s guidance requires us to implement expensing of all stock options in mid-2005, our Company will begin to expense all stock options in the second half of 2005 in accordance with the FASB’s guidance. Therefore this portion of the proponent’s proposal is moot.

For the reasons stated above, the Board of Directors recommends a vote “AGAINST” this proposal.

Item 4: SHAREHOLDER PROPOSAL No. 2

The Sheet Metal Workers’ National Pension Fund (“Fund”), which is the beneficial owner of 9,650 shares of Office Depot’s Common Stock, has made a timely request that the following proposal, which the Fund intends to present for consideration at the Annual Meeting, be included in this Proxy Statement. The Fund has advised that a representative of the Fund intends to be present at the Annual Meeting to speak to this proposal. The proposal and related supporting statement are set forth below exactly as received by Office Depot.

Shareholder Resolution:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Office Depot (“Company”) hereby request that the board of directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of the votes cast at an Annual Meeting of shareholders

Shareholder Supporting Statement:

Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote case in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important governance reform.

[This ends the verbatim proposal as received from the Proponent.]

***********************************************************************************************************************

Board of Directors’ Statement in Opposition:

Your Board of Directors believes that this proposal should not be implemented, and therefore recommends a vote AGAINST Proposal 4 for the following reasons:

The public shareholders of each of our primary competitors, as well as the public shareholders of almost all of the largest corporations in America, elect their Boards of Directors by plurality vote. This methodology is known to and understood by shareholders, and used by corporations that have been identified as leaders in corporate governance reforms. With few exceptions, it has proven over many decades to be an effective method of electing the representatives of shareholders of American corporations.

The accompanying statement to this proposal asserts that the proposed majority vote standard “will strengthen the Company’s governance”. Your Board believes this statement is untrue. Moreover, it is potentially misleading, especially when combined with extreme example of a hypothetical 99% withhold vote for any candidate or group of candidates. For the past three years, each Office Depot Board-nominated Director has received a clear majority of the votes represented at the meeting. The proposal suggests, however, that somehow your Board is being elected by minimal affirmative votes and that change is in order. Your Board does not believe that the facts support this conclusion at all.

There is no fact supporting any conclusion (indeed the proponent does not even assert) that the Board of Office Depot, Inc. has not acted in the best interests of the Shareholders. Accordingly the present policy of election by plurality vote, as provided by Delaware law, has worked very well for the Shareholders.

In recent years, the symbolic act of “withholding vote” has become a way to voice concerns over some corporate policy or another. But the notion that this means of asserting a legitimate point of view should somehow translate into a roadblock for election of one or more Directors, or even an entire Board, would turn legitimate advocacy of a point of view into potential disruption of the process by which our Shareholders elect their representatives on the Board.

The proposal also may be viewed as misleading in using an extreme example (virtually an impossible example) to make a point. If any Director were subject to a “withhold” vote of 99.99%, as posited in the proposal, the other Board members would undoubtedly take action to consider requesting the resignation of the Director or other appropriate action. The proponent implies that our Board, with its outstanding record of adherence to principles of good governance, would simply “accept” the election of a Director candidate who was subject to an overwhelming “withhold vote”. Yet, the proponent offers no evidence that this would be anything other than a highly theoretical possibility. The notion of an entire Board, or even a significant number of Directors, being elected by less than 1% of votes cast is simply not a realistic scenario under any reasonable view of what is likely to occur in the “real world” of corporate governance.

On the other hand, we suggest that Shareholders may wish to consider a much more plausible scenario than the one suggested by the proponent. This would be that due to some disagreement or disagreements between our Company and various advocacy groups over one or more policy matters, 50.1% of votes might be “withheld” from the entire slate of nominees, in which event no Board would be elected at the Annual Meeting at all. In such a scenario, 49.9% of votes would be cast in favor of the nominees; 0% of votes in actual opposition to the nominees; and 50.1% of votes withheld, for a variety of different reasons, largely to “make a point.”

This could occur if, shall we say, two or three different advocacy groups endorsed a “withhold vote” for different reasons. The proposal does not address the appropriate outcome if no candidate receives the requisite majority vote as a result of disparate concerns over several unrelated issues. The proponent suggests only that “the Board should address the status of incumbent Directors who fail to receive a majority vote.”

In reality, this is a fundamental shortcoming of the proposal. In the case of either (i) one or more candidates for election not receiving a majority vote, as required under the shareholder proposal, or (ii) two candidates competing for election to the Board of Directors where the split of votes results in neither receiving a majority vote, then the shareholder proposal simply does not address the appropriate outcome. Nor does it address the possibility that literally “no candidate” for the Board might receive sufficient votes to be elected at the Annual Meeting. The result could be corporate chaos.

Each of these outcomes is, in the view of the Board of Directors, less democratic and less desirable than the Company’s current standard of simply electing Directors by a plurality vote. Whether it is the only system, or the “perfect” system, it appears to the Board to be far preferable to the proposal.

Office Depot’s Board is committed to good governance practices and has implemented a variety of measures (discussed elsewhere in this Proxy Statement) to strengthen the Company’s governance processes. Indeed, the Company receives very high marks from various shareholder advocacy and watchdog groups for its commitment to good corporate governance. The Board does not believe, however, that instituting a vote requirement that potentially decreases democracy and increases uncertainty is in furtherance of these efforts.

For the reasons stated above, the Board of Directors recommends a vote “AGAINST” this proposal.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about Shareholders whom we believe are the beneficial owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our Directors and our other five most highly compensated executive officers (Named Executive Officers or “NEOs”) and our Directors and executive officers as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings on Forms 13G, filed with the SEC. Our recently appointed Chairman and CEO, Steve Odland, is not included in the table below, as this table speaks as of December 31, 2004. See Discussion below in our Compensation Committee Report under the heading, “Employment Agreement with our New Chairman and CEO, Steve Odland.”

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

				Percent of
				Class (Less
Name of Beneficial Owner			Beneficial	than 1% not
(As of December 31, 2004)			Ownership	shown)
AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group (1)
26, rue Drouot, 75009 Paris, France			32,875,751	10.5%
AXA (1)
25, avenue Matignon, 75008 Paris, France			32,875,751	10.5%
AXA Financial, Inc. (1)(2)
1290 Avenue of the Americas, New York, New York 10104			31,043,534	9.9%
Alliance Capital Management L.P.	31,026,111	(3)		9.9%
AXA Rosenberg Investment Management LLC	1,772,567	(4)
AXA Konzern AG	50,500	(5)
Advest, Inc.	10,786	(6)
AXA Investment Managers Paris	9,150	(5)
The Equitable Life Assurance Society of the United States	6,637	(5)

Harris Associates LP (7)
Two North LaSalle Street, Suite 500, Chicago, IL 60602			17,103,375	5.47%

(Board of Directors and Named Executive Officers* as of December 31, 2004)
Lee A. Ault III			80,075
Neil R. Austrian (Interim Chairman and CEO from October 4, 2004 until March 11, 2005)			290,678
David W. Bernauer			5,000
Abelardo E. Bru			0
David I. Fuente			1,794,377
Brenda J. Gaines			19,375
Myra M. Hart			1,200
Scott Hedrick			156,833
James L. Heskett			88,625
Patricia A. McKay			0
Michael J. Myers			126,644

		Percent of
		Class (Less
Name of Beneficial Owner	Beneficial	than 1% not
(As of December 31, 2004)	Ownership	shown)
Bruce Nelson (Former Chairman and CEO, until October 4, 2004)	2,658,909

(Our Named Executive Officers, Other than Chairmen and CEOs)
Carl Rubin	66,666
Rolf van Kaldekerken	217,505
Charles E. Brown	304,085
Rick A. Lepley	87,851

All Directors and Executive Officers as a Group (23 Persons in Total)	7,164,652	2%

* Includes shares of common stock subject to options exercisable within 60 days of March 10, 2005. See table below for detail.

(1)	The information about AXA Assurances I.A.R.D. Mutuelle and related entities is as of December 31, 2004 and was derived from an SEC filing by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group (the “Mutuelles AXA”), AXA and AXA Financial, Inc. (collectively, the “AXA Entities”). The Mutuelles AXA, on behalf of their direct and indirect subsidiaries, AXA Investment Managers Paris (France), AXA Konzern AG (Germany), AXA Rosenberg Investment Management LLC, AXA Financial, Inc., Advest, Inc. (“Advest”), Alliance Capital Management L.P. (“Alliance Capital”) and The Equitable Life Assurance Society of the United States (“Equitable Life”), reported that these entities collectively have sole dispositive power over 32,864,965 shares, shared dispositive power over 10,786 shares, sole voting power over 19,178,406 shares and shared voting power over 2,299,783 shares.

(2)	AXA Financial, Inc. reported that through its subsidiaries, Advest, Alliance Capital and Equitable Life, that it has sole dispositive power over 31,032,748 shares, shared dispositive power over 10,786 shares, sole voting power over 18,395,656 shares and shared voting power over 2,299,783 shares.

(3)	Alliance Capital reported that it acts as investment advisor to various unaffiliated third-party client accounts that hold these shares. Alliance Capital has reported that it has sole voting power over 18,389,759 shares, shared voting power over 2,288,997 shares and sole dispositive power over 31,026,111 shares.

(4)	AXA Rosenberg has the sole voting power over 723,100 of these shares and sole dispositive over all of such shares.

(5)	Each such entity has sole voting power and sole dispositive power over all such shares set forth opposite its name, except The Equitable Life Assurance Society of the United States, which has sole voting power over 5,897 shares and sole dispositive power over 6,637 shares.

(6)	Advest reported that it acts as investment advisor to various client accounts that hold these shares. It reported that it has shared voting and shared dispositive power over all of such shares.

(7)	The information about Harris Associates LP (“Harris”) is as of December 31, 2004 and was derived from an SEC filing by Harris. Harris is a Delaware limited partnership, the General Partner of which is Harris Associates, Inc., a Delaware corporation. Harris reported that it serves as investment adviser to the Harris Associates Investment Trust (“Harris Trust”), that various of Harris’s officers and directors are also officers and trustees of Harris Trust, and that Harris Trust owns 11,334,600 shares, which are included as shares over which Harris has shared voting and dispositive power, and thus, as shares beneficially owned by Harris because of Harris’s power to manage Harris Trust’s investments. Harris reported that it has shared power to vote 17,103,375 shares, sole dispositive power with respect to 5,768,775 shares and shared dispositive power with respect to 11,334,600 shares.

Options Exercisable within 60 Days of Record Date

The number of options that are or will be exercisable within 60 days of March 10, 2005 for each person named in the table above and for our Executive Officers and Directors as a group is as follows:

Lee A. Ault III	46,875	Neil R. Austrian	76,875
David W. Bernauer	0	Abelardo E. Bru	0
David I. Fuente	1,791,460	Brenda Gaines	16,875
Myra M. Hart	0	Scott Hedrick	87,683
James L. Heskett	80,625	Patricia A. McKay	0
Michael J. Myers	91,875
Carl Rubin	26,666	Charles E. Brown	272,291
Rolf van Kaldekerken	217,503	Rick Lepley	83,333
Bruce Nelson	2,658,321
All Executive Officers and Directors as a Group (23 Persons)	6,622,847

* * * *

EXECUTIVE COMPENSATION

The following table provides a summary of the annual and long-term compensation which we paid to (or deferred for): (i) our Chairman of the Board and Chief Executive Officer at year-end 2004, our Chairman and CEO from January 1, 2004 until October 4, 2004, and (ii) the four other most highly compensated persons who were serving as executive officers of our Company at the end of fiscal 2004, (collectively referred to herein as the “Named Executive Officers” or “NEOs”) for services rendered during the 2002, 2003 and 2004 fiscal years.

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
		Annual Compensation			Awards & Payouts(1)

Securities
					Other Annual	Restricted		Underlying	All Other
	PRINCIPAL		SALARY	BONUS	Compensation	Stock Awards		Options	Compensation
NAME	POSITION	YEAR	$	$ (2)	$ (3)	$		#	$ (4)

Neil Austrian (5)	Interim Chairman and Chief Executive Officer, From October 4, 2004 until March 11, 2005	2004 2003 2002	451,385 NA NA	- 0 - NA NA	125,337 NA NA	1,000,000 NA NA	(6)	- 0 - NA NA	40,316 NA NA

Bruce Nelson (5)	Chairman and Chief Executive Officer Until October 4, 2004	2004 2003 2002	830,697 1,000,000 1,000,000	- 0 - - 0 - 1,866,667	50,560 74,070 84,197	- 0 - - 0 - - 0 -		575,000 575,000 825,000	3,569,791(7) 1,840,740 4,094,522

Carl Rubin (8)	Executive Vice President, Merchandising and Marketing	2004 2003 2002	377,885 NA NA	270,000 NA NA	22,448 NA NA	716,400 NA NA		197,500 NA NA	297,101 NA NA

Rolf Van Kaldekerken (9)	President, Office Depot Europe & Viking Europe	2004 2003 2002	675,000 508,500 470,000	- 0 - 315,000 584,220	115,035 88,080 99,513	- 0 - - 0 - - 0 -		150,000 150,000 150,000	105,556 91,392 67,963

Charles E. Brown (10)	Executive Vice President & Chief Financial Officer	2004 2003 2002	532,212 450,000 450,000	- 0 - 250,000 504,000	52,748 90,181 65,348	- 0 - - 0 - - 0 -		58,750 58,750 58,750	814,069 199,106 18,563

Rick A. Lepley (11)	Executive Vice President, North American Retail Stores	2004 2003 2002	459,615 300,002 290,771	- 0 - 175,000 150,000	152,510 162,541 83,880	- 0 - - 0 - - 0 -		20,000 20,000 20,000	- 0 - 21,825 1,350

(1)	There were no long-term incentive plan payouts to any of the Named Executive Officers in any of the years listed. Grants of 2004 Performance Share Units (LTIP) are disclosed below in Long-Term Incentive Plan Awards Table.

(2)	No bonuses were earned by/paid to any of our Named Executive Officers in 2004, except as follows: Mr. Rubin was paid a bonus of $270,000, pursuant to his Executive Employment Agreement and Offer Letter, which provided for a guaranteed bonus amount to be paid to him in 2004 in the event no bonus was earned under the Company’s Bonus Plan. An amount equivalent to pro-rata bonus was paid to Bruce Nelson, calculated at “target” for the period January 1, 2004 through October 4, 2004, pursuant to the severance provisions of his Executive Employment Agreement. This amount is included in Mr. Nelson’s “All Other Compensation” figure and further footnoted below.

(3)	Amounts of Other Annual Compensation shown include the following:

					DCP (401(k)
					Shadow	European	Tax
					Plan)	Retirement	Equalization
Name of	Car	Tax Prep;	Executive	Housing	Company	System	Payment to
NEO	Allowance	Planning	Medical Plan	Allowance	Match	Contribution	Ex-Pat
Austrian*	7,095	NA	NA	118,242	NA	NA	NA
Nelson	20,308	9,743	20,509	NA	NA	NA	NA
Rubin	12,600	NA	9,848	NA	NA	NA	NA
Van Kaldekerken	NA	NA	NA	46,051	NA	68,984	NA
Brown	15,900	5,000	19,787	NA	12,061	NA	NA
Lepley**	15,900	2,625	19,787	NA	16,580	NA	97,618

*See discussion in Compensation Committee Report on 2004 Executive Compensation, heading “Compensation of our Chairman and Chief Executive Officer Until March 11, 2005.”

**Tax equalization payments to Mr. Lepley were made in the course of his period of service during 2004 as our President, Office Depot Japan.

(4)	“All Other Compensation” amounts for 2004 include:

		Compensation
		for				All other
		Discontinuance	Personal use of			insurances
	Severance	of Split Dollar	Company	Relocation		(European
Name of NEO	Payment	Benefit	Aircraft	Payment	Sign-on Bonus	plans)
Austrian*	NA	NA	40,316	NA	NA	NA
Nelson**/#	2,773,080	775,384	21,327	NA	NA	NA
Rubin	NA	NA	NA	47,101	250,000	NA
Van Kaldekerken	NA	NA	NA	NA	NA	105,556
Brown #	NA	155,129	1,140	NA	NA	NA
Lepley	NA	NA	NA	NA	NA	NA

*Per his engagement letter to serve as our interim Chairman and CEO, Mr. Austrian’s personal use of Company aircraft has been grossed up for tax on the amount of personal usage. Amount shown in table is the grossed up total amount for 2004. See discussion in Compensation Committee Report on 2004 Executive Compensation, heading “Compensation of our Chairman and Chief Executive Officer until March 11, 2005.”

**Mr. Nelson resigned effective October 4, 2004. His employment agreement provided for severance payment to include two years annual salary and a pro-rata bonus for the period of his employment during 2004. See Discussion in Compensation Committee Report on 2004 Executive Compensation below, under the heading “Severance Compensation Paid to our Former Chairman and Chief Executive Officer.”

# Messrs. Nelson and Brown were paid in 2004 an amount calculated to compensate them for the loss of ongoing program of split-dollar life insurance program, including an amount to gross up such compensation for taxes. See discussion in Compensation Committee Report below, under the heading “Split Dollar Life Insurance.”

(5)	On October 4, 2004, our former Chairman and Chief Executive Officer, Bruce Nelson, resigned both of those positions. Neil R. Austrian, a long-term member of our Board of Directors, was named Chairman and Chief Executive Officer on the same date, to serve in an interim capacity while our Board searched for a permanent replacement for Mr. Nelson. Mr. Austrian served in that capacity until March 11, 2005, when our Company named Steve Odland as our Chairman and Chief Executive Officer. Amounts paid to Mr. Austrian in prior years, attributable solely to his service as a member of Board of Directors and its Committees, are not included in this Summary Compensation Table.

(6)	Mr. Austrian was awarded 65,531 shares of time-restricted stock, cliff-vesting in three years under certain circumstances. See discussion under Compensation Committee Report on 2004 Executive Compensation below, under the heading “Compensation of our Chairman and Chief Executive Officer until March 11, 2005.”

(7)	Includes contractual severance amount paid to Mr. Nelson pursuant to his Employment Agreement. See Discussion under Compensation Committee Report on 2004 Executive Compensation below, under the heading “Severance Compensation Paid to our Former Chairman and Chief Executive Officer.”

(8)	Mr. Rubin joined our Company in March 2004. Pursuant to the terms of his hiring, he received a signing bonus of $250,000 and a guaranteed annual bonus for 2004 of $270,000. He also received grants of 40,000 shares of restricted stock and 197,500 stock options in connection with his initial employment.

(9)	Mr. van Kaldekerken’s cash compensation is paid in Euros. The translation to U.S. Dollars is based upon the exchange rate in effect as of year-end 2004 of $1.35 to 1 euro. Note that numbers for prior years have not been modified to reflect the 2004 exchange rate, which applies only to the 2004 figures.

(10)	All Other Compensation Amount for Mr. Brown includes vesting of restricted stock in 2004, at a value of $657,800.

(11)	Mr. Lepley became our Executive Vice President, North American Retail Stores, on March 22, 2004. Prior to that, he served as President, Office Depot Japan.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to all options granted in fiscal 2004 to the Named Executive Officers.

			Percentage of total					Grant Date
	Number of Securities		Options Granted to		Exercise or Base			Present Value (1)
Name	Under-lying Options		Employees in Year		Price ($/share)	Grant Date	Expiration Date	($)

Austrian (2)	- 0 -		NA		NA	NA	NA	NA

Nelson	200,000 375,000	(3)	3.65 6.84	% %	17.545 17.545	2/18/2004 2/18/2004	2/18/2014 2/18/2011	1,247,220 2,338,538

Rubin	160,000 37,500	(3)	2.92 0.68	% %	17.720 17.720	3/1/2004 3/1/2004	3/1/2014 3/1/2011	997,776 233,854

Van Kaldekerken	75,000 75,000	(3)	1.37 1.37	% %	17.545 17.545	2/18/2004 2/18/2004	2/18/2014 2/18/2011	467,708 467,708

Brown	40,000 18,750	(3)	0.73 0.34	% %	17.545 17.545	2/18/2004 2/18/2004	2/18/2014 2/18/2011	249,444 116,927

Lepley	20,000		0.36%		17.545	2/18/2004	2/18/2014	124,722

(1)	The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted in 2004 by the Company to the persons listed above. The hypothetical values shown were calculated based upon the following assumptions: For all, the volatility rate is equal to 35%, and the dividend yield (representing the current per-share annualized dividends divided by the annualized fair market value of the common stock) is equal to 0%. The risk-free interest rate is 2.9%, based on the interest rate of a U.S. Treasury zero-coupon bond on the date of grant, with a maturity corresponding to the estimated time until exercise. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

(2)	Given that he served as an executive officer solely in an interim capacity as interim Chairman and CEO from October 4, 2004 until March 11, 2005, option grants to Mr. Austrian in his capacity as a member of the Board of Directors are not included in this table. See Director Compensation Table elsewhere in this Proxy Statement. Mr. Austrian did not receive any stock options in 2004 in connection with any capacity other than his service as a member of our Board of Directors. He did receive an award of restricted stock in connection with his agreeing to serve as our interim Chairman and CEO. See discussion under Compensation Committee Report below, under the heading “Compensation of our Chairman and Chief Executive Officer Until March 11, 2005.”

(3)	Indicates “performance-accelerated stock options”, which have a longer vesting schedule than traditional stock options, unless certain performance parameters by our Company are achieved, in which event these options can vest earlier than their scheduled vesting date. These options also have a shorter term than traditional stock options, seven years rather than ten years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

The following table shows you information about all options exercised by our Named Executive Officers in fiscal 2003 and the year-end value of unexercised options held by our Named Executive Officers. Among our NEOs, only Messrs. Nelson and van Kaldekerken exercised stock options during 2004.

NUMBER OF	VALUE OF
SECURITIES UNDERLYING	UNEXERCISED
UNEXERCISED	IN-THE-MONEY
OPTIONS AT	OPTIONS AT
FISCAL YEAR-END	FISCAL YEAR-END (1)

	Shares Acquired on	Value Realized
Name	Exercise (#)	($)	(#) Exercisable	(#) Unexercisable	($) Exercisable	($) Unexercisable
Austrian	NA	NA	71,250	88,031	322,677	28,825
Nelson	928,700	7,953,194	2,458,321	962,501	3,692,783	1,069,858
Van Kaldekerken	70,833	511,081	142,503	300,000	226,515	406,750
Lepley	NA	NA	63,333	40,001	363,068	84,771
Rubin	NA	NA	NA	237,500	NA	NA
Brown	NA	NA	232,291	108,126	567,649	180,645

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For the purpose of calculating the values in this table, the fair market value is deemed to be $17.25 per share, the average of the high and low prices reported for NYSE transactions on December 23, 2004. The “Value of Unexercised, In-the-Money Options at Fiscal Year-end”, unlike figures in the “Value Realized” column, has not been, and may never be realized. The actual gain, if any, on exercise, will depend upon the value of the Company’s common stock on the date of such exercise.

LONG -TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Estimated Future Payouts
Under Plan (In Numbers of Shares) (1)

	Number of Shares, Units	Performance or Other Period Until	Threshold	Target	Maximum
Name	or Other Rights	Maturation or Payout	(# of Shares)	( # of Shares)	( # of Shares)
Austrian (2)	- 0 -	NA	NA	NA	NA
Nelson	35,000	3 years	17,500	35,000	52,500
Rubin	12,000	3 years	6,000	12,000	18,000
Van Kaldekerken	15,000	3 years	7,500	15,000	22,500
Brown	15,000	3 years	7,500	15,000	22,500
Lepley	- 0 -	NA	NA	NA	NA

(1)	All awards are pursuant to the Company’s Performance Shares Plan (the “Plan”), approved by the Shareholders at the 2002 Annual Meeting. Pursuant to this Plan, select executives are awarded phantom stock units in the Plan, which provides for an award of a specified number of shares of the Company’s stock provided that our Company meets or exceeds certain performance criteria established by our Compensation Committee. If the Company fails to meet the specified criteria, participants may receive as little as zero shares, or if it substantially exceeds those criteria, up to 150% of the base award amount. Each such Plan is a closed plan, established at the beginning of a three-year performance cycle and ending at the end of such three-year performance cycle. Each year, our Compensation Committee considers whether to establish such a Plan, the participants in the Plan and the measurement criteria to be utilized to determine awards pursuant to the Plan. The Committee did establish such a plan in 2004, and the performance shares awarded are indicated above. Among our NEOs, Mr. Lepley did not participate in this Plan. Note that these are “phantom equity” shares unless and until awarded. See further discussion below under the heading “Compensation Committee Report on 2004 Executive Compensation.”

(2)	Under the terms of his Engagement as our interim Chairman and CEO from October 4, 2004 until March 11, 2005, Mr. Austrian did not participate in this Plan.

Loans to Executive Officers of the Company

Prior to enactment of the Sarbanes-Oxley Act in July 2002, the Company made a loan, in 1997, to its now-President Europe, Rolf van Kaldekerken, in the amount of $345,122*. The loan bears interest at the rate of 6% per annum (payable interest only each year), is secured by a mortgage on Mr. van Kaldekerken’s personal residence and is repayable either upon Mr. van Kaldekerken’s departure from the Company, or sale of his personal residence. There is no provision for earlier repayment, other than a voluntary repayment by Mr. van Kaldekerken. This loan will not be renewed or extended. As of December 31, 2004, the balance due on this loan remained at $345,122, based upon the exchange rate in effect at year-end 2004.

Office Depot, Inc. has ceased making any loans of any type to executive officers for any purposes whatsoever and no longer will extend or maintain credit to, or renew any extension of credit, in the form of a personal loan, to or for the benefit of any of its executive officers or Directors.

* Calculated on the balance due on a loan now denominated as 255,646 euros, translated to U.S. dollars at the year-end conversion rate of $1.35 to the euro.

* * * *

COMPENSATION COMMITTEE REPORT ON 2004 EXECUTIVE COMPENSATION

The following report of the Compensation Committee and the Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating all or any portion of this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference.

Committee Charter

Our Committee has recently adopted, and our Board of Directors has approved, a Charter for our Committee, which is attached at the conclusion of this Proxy Statement. A review of that Charter, which is also posted on the Company’s website, will provide considerable insight into the work and viewpoints of the Committee with respect to its areas of responsibility.

Our Overall Compensation Philosophy Regarding Executive Compensation

Our Committee seeks to design and implement compensation policies and practices that motivate all of our employees to perform to their maximum ability, to be motivated and fulfilled in their work, and ultimately to enhance shareholder value. This philosophy includes our approach to executive level compensation, including compensation of our Chief Executive Officer (“CEO”). We seek to attract, motivate and retain key executive personnel by recognizing individual contributions as well as rewarding the achievement of specific pre-determined goals and objectives, primarily through the use of “at risk” compensation strategies. Our compensation program for our CEO and other senior officers consists of five (5) main components:

(i)	competitive base salaries, generally targeted at the median level among peer group companies;

(ii)	annual cash incentives based on one or more specific measures of our Company performance, as determined by the Committee under Bonus Plans that have been approved by our Shareholders;

(iii)	additional incentives based on the achievement of individual goals and objectives and/or performance of individual operating units or functional areas headed by our executive officers;

(iv)	long-term equity incentive awards, consisting of grants of stock options and awards of restricted stock, intended to encourage the achievement of superior results over time and to align the interests of our executive officers with the interests of our Shareholders; and

(v)	for our most senior executive officers, including our CEO, our Division Presidents and our Executive Vice Presidents, to the extent that our Committee elects to utilize such compensation in the future, performance accelerated stock options and performance shares.

All of the components listed above, other than the first one, constitute “at risk” or “performance based” elements of total compensation for our Company managers, including our executive officers.

Peer Group Companies. A number of our compensation vehicles are determined with reference to comparable compensation structures among a “peer group” of companies. This peer group is determined once per year by our Compensation Committee, based upon comparability in terms of size, type of business, and other characteristics of similarity with our Company. In compiling this list, we rely upon various inputs, including the input of our compensation consultants, currently William M. Mercer Company. While the list is not volatile, it does change periodically for a variety of reasons, including consolidation among members of the group, sometimes bankruptcies of peer group companies, or other factors.

Base Salary. Our Compensation Committee determines base salaries for executive officers utilizing market survey data that focuses on our peer group of companies. Our Committee generally considers the median (50%) level of the executive market for comparably sized companies within these surveys as an appropriate benchmark in determining executive officer base salaries.

Salary Adjustments in 2005. The 2005 base salary rate for Neil Austrian, who served as our interim Chairman and Chief Executive Officer from October 4, 2004 until March 11, 2005, has remained the same during his tenure. Pursuant to our engagement of Mr. Austrian, he will be paid for a minimum of six months of service from October 4, 2004, the date he became our interim Chairman and CEO, through April 4, 2005, although his interim term of office ended on March 11, 2005, with the appointment of Steve Odland as our new Chairman and CEO.

Our other named executive officers (NEOs) for this year’s Proxy are Rolf van Kaldekerken, President of our operations in Europe; Carl Rubin, who is Executive Vice President, Marketing and Merchandising; Rick Lepley, Executive Vice President, North American Retail Stores; and Charles Brown, our Executive Vice President and Chief Financial Officer. The salaries set by the Committee for our NEOs for 2005 are as follows:

Rolf van Kaldekerken[1]	$693,900
Charles Brown	$546,000
Rick Lepley	$515,000
Carl Rubin	$492,000

As a group, the base salaries of our NEOs have been increased by 3.35% for 2005 over their salary levels in 2004.

Annual Bonus. The bonus compensation of our executive officers is determined pursuant to our Bonus Plan, which provides for cash awards to eligible participants, based upon objectives determined each year by our Committee. The objectives of our Bonus Plan are to reward employees for the attainment of financial and other business performance objectives and for the attainment of specific work unit and individual goals linked to specified strategic elements of the business. Our Company utilizes a Bonus Plan formula that our Shareholders most recently approved at the 2002 Annual Meeting.

Awards under our Bonus Plan are expressed as a percentage of base salary earnings. Percentages of “at risk” compensation under our Bonus Plan increase with increasing levels of management responsibility, such that higher-ranking officers have a higher percentage of their total compensation “at risk”.

Awards to executive officers, including our CEO, are a function of the participant’s level of responsibility and our Company’s overall financial performance, measured pursuant to criteria selected by the Committee in advance for a given year. In establishing those criteria, the Committee relies heavily upon measures of financial performance that are used by most companies in our peer group of companies, including EPS, TSR, RONA, ROI, relative performance against a peer group or other measure, pre-tax earnings, net earnings, earnings per share, return on net assets and return on equity or some other criteria established by the Compensation Committee at or near the beginning of each year. For 2005, our Committee has chosen the following metrics for our 2005 Bonus Plan for executive officers: Operating income, return on invested capital (ROIC) and individual performance goals, consisting of metrics specific to the operating unit or functional area for these officers. The first two metrics account for 75% of the bonus goal and individual performance against agreed upon performance standards account for 25%.

[1]	Note that Mr. Van Kaldekerken is paid in euros rather than dollars. His indicated salary for 2005 reflects a euro-denominated salary of €514,000, which translates to $693,900 at an exchange rate of $1.35 to €1.00 as of December 31, 2004.

In order to maintain, to the greatest possible extent, the eligibility for deduction of annual bonus payments (where the recipient’s total income exceeds $1 million), under Section 162(m) of the Code, it is necessary that our Shareholders periodically approve the overall Bonus Plan of our Company. Our current Bonus Plan was approved by our Shareholders at the Annual Meeting in 2002.

Bonus Awards for 2004 Performance. For 2004, potential Bonus awards to our executive officers were based on earnings per share and return on net assets (RONA). Because the minimum threshold amount of EPS for 2004 required that the Company earn at least $1.20 per share, none of our executive officers earned a bonus in 2004 under the Bonus Plan. However, our Company did pay a guaranteed bonus to Mr. Rubin, in the amount of $270,000, which was guaranteed to him pursuant to the terms of the offer letter extended at the time of his initial appointment as the Company’s chief merchandising officer. Mr. Rubin also received a signing bonus of $250,000 at the time of his appointment in March 2004. The Committee acknowledges that neither of these payments to Mr. Rubin is deductible to the Company pursuant to Section 162(m) of the Code, if, and to the extent that, his total compensation exceeds $1 million.

In accordance with pre-determined severance provisions of his employment agreement with our Company, Office Depot also paid a prorata bonus at “target” to Mr. Nelson in connection with his severance from the Company in the fall of 2004. See discussion elsewhere in this Proxy Statement under the heading “Resignation and Severance of Former CEO.”

Performance Shares Plan. Since 2002, our Company has had a program for granting Performance Shares to our executive officers. Recently, our Committee reviewed the results of the first performance shares cycle, established in 2002, for the period ending December 31, 2004. We determined that no awards had been earned under this program. The Committee further decided not to establish a performance share program for the three-year cycle, beginning January 1, 2005. The Committee reserves the right to institute or not to institute a performance share program for any particular year, or to discontinue this program altogether if it deems such action to be in the best interests of the Company and its Shareholders.

Retention Payment Program.

In February 2005, our Committee and Board approved a retention program (“Retention Program”) for the Company’s officers. The Retention Program is viewed by the Committee and the Board as a one-time program to encourage executive officers and other officers to remain with the Company during the period of transition as the Board completed the search for a new Chief Executive Officer (“CEO”), the new CEO joins the Company, and a reasonable period of transition to his or her new leadership. See discussion below under the heading, “Employment Agreement with our New Chairman and CEO, Steve Odland.” Under the Retention Program, officers of the Company will receive awards calculated on the basis of a percentage of base salary, as follows:

Executive Officers	140% of base salary
Senior Vice Presidents	75% of base salary
Vice Presidents	60% of base salary

Awards are payable to the recipients upon the dates described below. In the event an officer is terminated prior to vesting of the retention award (other than for “Cause”), or resigns for “Good Reason” as defined in employment agreements, the award will still be paid to the officer upon the attainment of the vesting dates set forth below. However, the award will terminate and become null and void if the officer either resigns without Good Reason, or is terminated for “Cause”.

Awards under the Retention Program consist of a combination of cash and stock, as follows:

(i)	Forty percent (40%) of the retention award consists of a deferred cash payment (payable on the earlier of October 3, 2005, or six months after the first date of employment of a new Chief Executive Officer).

(ii)	Sixty percent (60%) of the retention award consists of time-based restricted stock, vesting

(a)	16.6% on October 3, 2005

(b)	66.7% on October 3, 2006, and

(c)	16.6% on October 3, 2007

In order to implement this important Retention Program, we amended our Long-Term Equity Incentive Plan on February 17, 2005, to allow for this narrow exception to the existing standards for awards of restricted stock under that Plan.

Equity Based Incentive Program – Stock Options and Restricted Stock. The objective of awards under our Long-Term Equity Incentive Plan (LTEIP) is to motivate our executive officers and other grantees to maximize our long-term growth and profitability. Grantees can realize value from stock options granted to them only if our stock price increases after the date on which such options are granted, because the exercise price of options granted must be at least equal to the fair market value of our stock on the date of grant. The award of options thus aligns the long-range interests of the grantees with those of our Shareholders. Grants of options are generally made annually. The Compensation Committee determines the grant levels for awards to our Chairman, our CEO and our other executive officers after taking into consideration prior year’s grants, the organizational impact of the participant and the level of emphasis we placed on participant retention. Stock option awards below the executive officer level are a function of position within the organization. Stock option awards to our Chairman and CEO, our former Chairman and CEO and our other NEOs in 2004 are disclosed in the Compensation Tables elsewhere in this Proxy Statement.

Under recently adopted guidance by the Financial Accounting Standards Board (FASB), companies such Office Depot are required to expense stock options, beginning in the second half of 2005. We will, of course, follow this guidance. Partially as a result of this development, and partially to make our equity-based incentive programs more competitive, we have adopted as our plan going forward a combination of awards of stock options and of restricted stock. In addition, we intend to condition the vesting of restricted stock awards on the attainment of certain performance criteria, such that awards of restricted stock are not merely “time-restricted” but are also “performance-restricted”. We believe that this will further enhance the alignment of the interests of our executive officers with our Shareholders, while providing for the most efficient utilization of the shares available to be issued under our LTEIP.

Value of Stock Options Awarded in 2004. Based on the Black-Scholes option-pricing model, the present value at date of grant of stock options to our former Chairman and CEO, Bruce Nelson2 represented approximately 81% of his total 2004 compensation of $4,416,455, as measured by salary, bonus, and present value of stock options granted in 2004. Mr. Nelson received a payment, as part of his severance arrangements pursuant to his employment agreement, which includes a pro rata calculation of his bonus for 2004, as if he had earned a “target” bonus amount. However, for purposes of calculating Mr. Nelson’s “at risk”pay, we have not treated this amount as current period compensation; rather it is viewed solely as severance payment. He did not receive any “regular” bonus for 2004.

[2]	Bruce Nelson resigned as Chairman and Chief Executive Officer on October 4, 2004.

Our interim Chairman and Chief Executive Officer from October 4, 2004 until March 11, 2005, Neil R. Austrian, did not receive any stock options in 2004 associated with his duties as interim Chairman and CEO. He did receive a grant of stock options earlier in 2004, solely in connection with his service as a Director of our Company and not in connection with his period of service as our interim Chairman and CEO. See the disclosure at “Director Compensation” elsewhere in this Proxy Statement. Mr. Austrian also received a grant of time-based restricted stock under his engagement as our interim Chairman and CEO. Accordingly, no portion of Mr. Austrian’s compensation in 2004 is considered to be “at risk” compensation.

Stock option awards granted to our other NEOs for 2004 (as a group) represented approximately 53% of their 2004 compensation as measured by salary, bonus, and stock options. The total “at risk” portion, annual bonus and stock options for our other NEOs represented approximately 59% of their 2004 compensation as measured by salary, bonus, and stock options. Only Mr. Rubin received a bonus for 2004, based upon a guaranteed bonus commitment contained in his initial offer letter.

Deferred Compensation Plan. Our executive officers and other key managerial employees are permitted to defer up to 25% of their base salaries and up to 100% of their bonuses under the Office Depot, Inc. Officer Deferred Compensation Plan. Deferrals may generally be made for any period of time selected by the executive, but we have the right to further defer payouts under the plan in order to avoid exceeding the $1 million limit on executive compensation under Section 162(m) of the Code. Although the plan allows us to make additional matching deferrals and incentive contributions at our discretion, no such contributions were made under the plan for 2004.

Split Dollar Life Insurance. Effective January 1, 2004, our Company discontinued the split dollar life insurance plan previously maintained for certain executive officers in North America. In consideration for surrendering the former split dollar life insurance policies to the Company, we paid the following amounts to our former CEO and to one of our other NEOs: Mr. Nelson - $480,000 and Mr. Brown - $96,000. These amounts are inclusive of the Company’s agreement to provide to each such executive a ‘gross-up’ payment to offset income taxes payable by them in connection with the payments made to them in surrender of the split dollar life insurance policies. These amounts are reflected in the Summary Compensation Table in this Proxy Statement. Henceforth, the Company does not intend to maintain any program of split dollar life insurance.

Executive Management Deferred Compensation Plan. We have implemented the Executive Management Deferred Compensation Plan (a non qualified retirement savings plan) to provide our executive officers and other management and sales executives the opportunity to defer retirement savings in addition to those amounts which may be deferred under the Office Depot Retirement Savings Plan (401(k) Plan). The Executive Management Deferred Compensation Plan allows us to supplement our matching contributions, which are limited under the Office Depot Retirement Savings Plan (401(k) Plan) pursuant to provisions of the Internal Revenue Code.

Compensation of our Interim Chairman and Chief Executive Officer Until March 11, 2005.

Our interim Chairman and Chief Executive Officer from October 4, 2004 until March 11, 2005, Neil R. Austrian, took office immediately following the resignation of our former Chairman and CEO, Bruce Nelson on October 4, 2004. Mr. Austrian agreed to serve during the period from that date “through the arrival of a new, permanent Chief Executive Officer for the Company.” With the hiring, on March 11, 2005, of Steve Odland as our new Chairman and CEO, Mr. Austrian’s term of office came to an end, with the exception of certain matters pertaining to the transition to Mr. Odland. This detailed explanation of Mr. Austrian’s “Engagement” (defined below) as interim Chairman and CEO is included in compliance with SEC requirements.

Mr. Austrian’s appointment as our interim Chairman and CEO (herein sometimes referred to as the “Engagement”), is reflected in a letter agreement between the Company and Mr. Austrian (the “Agreement”), approved by unanimous vote of our Board, and was intended to be an interim period of service while the Search Committee of the Board identified and hired a new, permanent CEO. In setting the amount of Mr. Austrian’s compensation, our Committee and Board took into consideration the fact that Mr. Austrian agreed to take on the full-time responsibilities of leading our Company in a period of considerable risk, during the transition from one CEO to a new, permanent CEO. He also took time away from his many other business interests and activities, resulting in considerable disruption to his personal and business activities. Our Committee and Board concluded that under these circumstances a rate of base compensation above the base salary that we would be willing to pay to a permanent CEO was appropriate.

Cash Compensation. Under the original letter agreement, Mr. Austrian was to be paid $170,000 per month, with a minimum period of six months’ pay, or $1,020,000. Subsequently, Mr. Austrian and the Company agreed to reduce the monthly amount to $163,000, with the difference being applied to his housing allowance under the Agreement. Mr. Austrian is not entitled to any bonus or other non-equity incentives under the Agreement.

Equity Incentive Award. Under the Agreement, the Compensation Committee of our Board has awarded to Mr. Austrian 65,531 shares of restricted stock (approximately equivalent in value to $1,000,000 at the market close on October 5, 2004). This restricted stock grant will vest 100% (i) upon the third anniversary (the “Vesting Date”) of the Award, provided that Executive either (a) remains CEO of the Company as of the Vesting Date, or (b) remains a member of the Board of Directors of the Company as of the Vesting Date, or (ii) upon the occurrence of any of the following events (a) Executive has not been re-elected to the Board prior to the Vesting Date, despite having offered himself as a candidate for re-election to the Board or (b) Executive has been removed from his position as CEO, other than for “good cause” (defined below), or (c) a change in control of the Company occurs. The term “change in control” is defined in the Agreement, which has been filed with the SEC as an exhibit to a Current Report on Form 8-K, filed on October 5, 2004.

Other Benefits. In addition to the cash compensation and equity incentive award, during his period of service as our interim Chairman and CEO, Mr. Austrian received certain other benefits as follows:

a)	A car allowance of $1,500 per month, for use by him in obtaining a suitable vehicle for his use during the Engagement, and for upkeep, insurance, fuel and similar expenses.

b)	A furnished residence for the use of Mr. Austrian and his spouse during the Engagement.

c)	Use of corporate jet during the Engagement for commuting between Mr. Austrian’s Florida residence and his other residences. When he determines in the reasonable exercise of his judgment that his spouse should accompany him (including without limitation when commuting between residences), then this use shall be permitted.

The foregoing benefits are provided on a tax “grossed-up” basis. Other than these benefits, Mr. Austrian did not during the period of his service as our interim Chairman and CEO, and does not participate in any benefit plans of the Company (including insurance plans).

Severance Compensation Paid to our Former Chairman and Chief Executive Officer, Bruce Nelson.

Resignation; Severance Arrangements for Mr. Nelson. On October 4, 2004, our former Chairman and Chief Executive Officer, Bruce Nelson, tendered to the Board of Directors his resignation as CEO, Chairman of the Board and also as a Director of the Company. By agreement, his resignation was treated as a resignation “for good reason” or a “termination without cause” under the terms of his Employment Agreement, which he and the Company entered into effective December 29, 2001. Under the terms of the Employment Agreement, Mr. Nelson thus became entitled to certain severance benefits, outlined below:

Two Years’ Salary, Paid in a Lump Sum. Pursuant to the Employment Agreement, Mr. Nelson was paid $2 million, which was equivalent to two years’ salary. This was paid in a lump sum on November 4, 2004, thirty days following Mr. Nelson’s resignation in accordance with his contract.

Pro-Rata Bonus. Pursuant to the Employment Agreement, Mr. Nelson was paid the sum of $761,644, also on November 4, 2004. This sum was calculated pursuant to contractual provisions that required payment of a bonus at “target” (which was 100% of his base salary), prorated for the period of time in the year of termination during which Mr. Nelson was employed by our Company.

Certain Other Benefits. Under the Employment Agreement, Mr. Nelson also receives health insurance for himself and his spouse for life (the coverage converts to Medigap insurance coverage when Mr. Nelson becomes eligible for Medicare coverage), as well as extended periods of time during which certain stock options previously granted to him will continue to vest, and an extended period during which he may exercise vested (and to be vested) stock options.

Obligations of Mr. Nelson. Under the Employment Agreement, Mr. Nelson is party to an extended term Agreement of Non-Competition, Non-Solicitation and No-Hire, which extends for a period of three (3) years following his last date of employment by our Company.

Employment Agreement with our New Chairman and CEO, Steve Odland.

On March 14, 2005, we issued a press release announcing the appointment of Steve Odland as our new Chairman and Chief Executive Officer, effective as of March 11, 2005. On March 11, 2005, our Company entered into an Executive Employment Agreement (the “Agreement”) with Mr. Odland, and also elected him to the Board of our Company and as Chairman of the Board. The Agreement is filed in its entirety as an Exhibit to a Current Report on Form 8-K, filed on March 16, 2005, along with a summary description of the Agreement. A more succinct description is provided below, for purposes of this Proxy Statement. Shareholders are referred to our Current Report on Form 8-K, filed on March 16, 2005, for more detail, and for a complete copy of the Agreement.

We have employed Mr. Odland for an initial period of three years from March 11, 2005, the “Effective Date” of the Agreement (the “Employment Term”). Following the initial three-year Employment Term, the Employment Term shall be automatically extended unless either party provides the other party 90 days prior written notice that the Employment Term shall not be extended.

Base Salary and Bonus. We have agreed to pay Mr. Odland a base salary of $1 million per year. His base salary will be reviewed annually by this Compensation Committee and may be increased, but not decreased. He will participate in our annual bonus plans, and may earn a bonus of up to not less than 200% for maximum performance against annual performance targets set by this Committee. Our Company has agreed to pay Mr. Odland a guaranteed bonus of not less than target ($1.5 million) for 2005. We have also paid him a “sign on bonus” of $343,333, which he would have to repay to our Company should we terminate his employment for “Cause” or should he resign from our Company without “Good Reason” before October 15, 2005.

Restricted Stock. Our Committee has granted to Mr. Odland, as of the Effective Date, 300,000 shares of time-based restricted stock of the Company as a further inducement to join our Company. The restrictions on the Time Restricted Stock shall lapse with respect to one-third of the shares of the Time Restricted Stock on each of the first, second and third anniversaries of the Effective Date, provided that Mr. Odland is still employed by the Company on each such date.

Performance-Restricted Stock. We also have provided a separate grant of restricted stock to Mr. Odland that is performance-restricted. This grant of 300,000 shares of restricted stock will vest (i.e. the restrictions will lapse) in full if, within the seven-year period commencing on the Effective Date, the fair market value of a share of Office Depot stock shall equal or exceed $24 per share for a period of at least ten (10) consecutive trading days on the New York Stock Exchange, provided that Mr. Odland is still employed by the Company on such date.

Stock Options. Our Committee also has granted certain stock options to Mr. Odland, effective as of the Effective Date, and totaling 2,000,000 shares of common stock of the Company. This grant of stock options has been made under the terms of our Shareholder-approved Long-Term Equity Incentive Plan. 50% of the shares under this stock option grant have an exercise price equal to the fair market value on the Effective Date and 50% have an exercise price equal to 120% of the fair market value on the Effective Date. The term of this stock option grant is ten years from the date of grant. The Option will vest and become exercisable with respect to one-third of all shares subject to the Option on each of the first, second and third anniversaries of the Effective Date, provided that Mr. Odland is still employed by the Company on each such date.

Other Terms. Our Agreement has provisions customary to CEO employment agreements with respect to the following matters: A change in control of our Company; employee benefits (which are detailed in our Current Report on Form 8-K, filed on March 16, 2005), termination for Cause or without Cause and Mr. Odland’s rights to resign, with or without Good Reason. Mr. Odland has agreed not to compete with our Company for a period of time after he leaves the Company for any reason, and not to solicit our employees during that same period of time.

Gross-Up Payment. Under certain circumstances, we have agreed to provide a tax gross-up payment to Mr. Odland in the event certain payments due to him are deemed to be subject to an excise tax under Section 4999 of the Internal Revenue Code.

Basis for Our Committee’s Agreement to the Terms of Mr. Odland’s Agreement. In reaching agreement with Mr. Odland on the terms of his Agreement with our Company, the Compensation Committee and our Board relied heavily on comparative information furnished by our independent compensation consultant, William M. Mercer, and an opinion from that firm regarding the “fairness” of the compensation package to our Company and its Shareholders. However, our Committee also exercised its best judgment, including not only a review of the Mercer letter and accompanying data, but other comparative data from peer companies, to determine the appropriate level of compensation to pay to our new Chairman and Chief Executive Officer. We believe as a Committee that the compensation package afforded to Mr. Odland is both fair to the Company and appropriate to a Chief Executive in his position, in a company of our size, and having the duties and responsibilities assumed by Mr. Odland.

Employment Agreements with our other NEOs.

We have Employment Agreements with each of our other Named Executive Officers. Each of these “Executive Employment Agreements” has been filed as an exhibit to prior filings with the SEC on Form 10-K or Form 10-Q. Each of these agreements provides for the payment of a base salary to the officer, his or her eligibility to participate in the Company’s annual bonus and equity incentive plans, and sets out his or her entitlement to certain perquisites available to all senior officers as a group.

Each such Agreement provides for an initial term, followed by automatic renewals unless either the Executive or the Company provides written notice to the other that it does not intend to renew the agreement. Each Agreement contains provisions allowing for termination of the Executive for “Cause” or without Cause, and for the Executive to resign with or without “Good Reason” as defined in these Agreements. The Agreements provide for the continuations of salary and benefits under certain circumstances, including a termination without Cause or a resignation for Good Reason. All such terms are defined in the agreements.

In Addition, each Named Executive Officer is a party to a separate Change of Control Employment Agreement, which specifies certain changes in the Executive’s employment arrangements in the event of a change in control of our Company, all as specified therein. These Change of Control Employment Agreements have also been filed with the SEC as exhibits to prior filings on Form 10-K or Form 10-Q.

Section 162(m) and Deductibility Limits under the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to our NEOs. However, certain “at risk” portions of our executive officers’ compensation (those portions currently being stock option grants, annual bonus, and performance shares) may also qualify for deduction under Section 162(m). The Compensation Committee intends to continue to take actions, including seeking Shareholder approval of Bonus Plans and other incentives, to ensure that our executive compensation programs meet the eligibility requirements under Section 162(m) of the Code to the greatest possible and practicable extent.

In certain cases, where our Committee believes our Shareholder interests are best served by retaining flexibility of approach, we may grant compensation that does not necessarily qualify for deduction under Section 162(m). In some cases, it may not be possible to keep a given person’s compensation under the Section 162(m) limit or to qualify all compensation for deductibility under Section 162(m) in a particular year, but that remains the goal of this Committee. We strive to meet that goal, but the more important goal is to ensure that our compensation systems are competitive and enable us to attract and retain the most capable management team possible in furtherance of the interests of our Shareholders.

Future Planning.

Our Committee is committed to remaining abreast of developments in the area of executive compensation and to continuing to keep our executive compensation aligned with the interests of our Shareholders. With the advent of expensing of stock options, our Committee is considering for the future a greater reliance on restricted stock as a means of compensating our executive officers, although we expect to continue to utilize stock options in the compensation plans for our executive officers.

We intend to review and update the peer group of companies on an annual basis, to ensure that the peer group properly reflects other companies in our industry and other appropriate comparisons to our Company. We also intend to review on an annual basis the mix of components of compensation for our executive officers, using input from our compensation consulting firm (currently William M. Mercer), in a continuing effort to provide compensation systems that motivate and reward excellence in performance and that are properly aligned with the best interests of our Shareholders.

Members of the Committee

Lee Ault, Chair
Al Bru
Myra Hart
Scott Hedrick

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of their holdings and transactions of Office Depot common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that each of our officers and Directors complied with all Section 16(a) filing requirements applicable to them during fiscal 2004, except as follows:

Charles Brown, a Section 16 officer, reported on June 18, 2004 that he used a portion of a restricted share grant that matured on June 1, 2004, to pay taxes on the restricted shares that were the subject of the grant. Such report should have been filed not later than June 3, 2004, and therefore the filing was late.

Rick Lepley, a Section 16 officer, filed an amended Form 3/A on September 22, 2004, to correct an initial filing on Form 3 that was made on March 22, 2004. The original Form 3 filing omitted to report options to acquire 20,000 shares of the Company’s stock originally granted to him on February 18, 2004.

Monica Luechtefeld, a Section 16 officer, reported on January 16, 2004 that she used a portion of a restricted share grant that matured on January 1, 2004, to pay taxes on the restricted shares that were the subject of the grant. Such report should have been filed not later than January 3, 2004, and therefore the filing was late.

COPIES OF FORM 10-K AVAILABLE

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended December 25, 2004, which includes our consolidated financial statements and notes to our financial statements, to any Shareholder upon written request. Requests should be sent to the Vice President, Investor Relations & Corporate Communications at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445.

2006 SHAREHOLDER PROPOSALS

Any Shareholder proposal intended to be presented for consideration at the 2006 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Secretary at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445, Attn: Office of the General Counsel, on or before 5 p.m. (Eastern Standard Time) on December 2, 2005. Shareholder proposals to be brought before the 2005 Annual Meeting but not included in the Proxy Statement will be considered untimely after January 13, 2006, and the proxies we solicit for next year’s Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that meeting. Notice of any Shareholder proposal must include various matters as prescribed by the SEC, including a clear and concise description of the proposal, and the reasons for proposing it.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with the recommendation of our Board of Directors.

COMMON STOCK PERFORMANCE GRAPH

The graph shown below compares the cumulative total Shareholder return on our common stock since December 31, 1999 with the S&P 500 Index and the S&P Specialty Stores Index. Note that in 2002, S&P discontinued publishing the S&P Retail Stores Composite Index and replaced that with the S&P Specialty Stores Index which we have used below.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG OFFICE DEPOT, INC., THE S & P 500 INDEX
AND THE S & P SPECIALTY STORES INDEX

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Year ending December 31.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

			S&P SPECIALTY
MEASUREMENT PERIOD	OFFICE DEPOT,		STORES
(FISCAL YEAR COVERED)	INC.	S&P 500	INDEX
12/99	$100.00	$100.00	$100.00

12/00	64.77	90.89	83.43
12/01	168.55	80.09	134.67
12/02	134.18	62.39	119.70
12/03	151.91	80.29	161.18
12/04	157.82	89.02	169.57

APPENDIX A

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF OFFICE DEPOT, INC.

This charter (“Charter”) is adopted as and for the Charter of the Compensation Committee of the Board of Directors of Office Depot, Inc., a Delaware corporation, by action of the Board of Directors, dated February 11, 2005.

Statement of Purpose and Responsibilities: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Office Depot, Inc. (the “Company”) has been created by the Board for the following purposes:

•	Review and recommend to the Board the establishing and modification of the overall compensation policies for the Company.

•	Review and approve, in cooperation with the Governance Committee of the Board, the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (CEO), evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with other independent directors (as directed by the Board), including the Governance Committee, determine and approve the CEO’s compensation level based on this evaluation.

•	Review and approve the performance of the Company’s senior executive officers in addition to the CEO, inclusive of Presidents of Operating Divisions and the Executive Vice Presidents of the Company.

•	Make recommendations to the board with respect to incentive-compensation plans and equity-based plans that are subject to Board approval.

•	Serve as the Committee, consisting entirely of outside directors, required under Section 162(m) of the Internal Revenue Code, for the purpose of administering compensation to all senior Executives of the Company, including the CEO, whose total compensation may exceed $1 million in any one year of the Company.

•	Serve as the Committee, consisting entirely of non-employee directors, required under Section 16(b) of the Securities Exchange Act of 1934, for the purpose of administering the Company’s equity compensation plans, and granting awards under any and all such plans.

•	Serve as the Committee having authority with respect to all equity-based and incentive compensation plans of the Company, to discharge the responsibilities of the Committee as specified by any such plans, with the authority to delegate all or part of such responsibilities to one or more subcommittees, including management members, to the maximum extent permitted by applicable laws and the rules of the New York Stock Exchange (NYSE).

•	Appoint and oversee the activities of the individuals or committees responsible for administering the Company’s employee benefit plans (other than the Company’s equity-based and incentive-compensation plans), including but not limited to appointing the individuals or committees serving as the “plan administrator” of each such plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and to discharge any responsibilities imposed on the Committee by any of these plans.

•	Comply with requirements of NYSE requiring that the Company have a compensation committee, consisting entirely of independent directors.

•	Write a compensation committee report on executive compensation as required by the United States Securities and Exchange Commission (SEC) to be included in the company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

Additional Powers, Duties and Responsibilities:

The Committee shall discharge the following duties and responsibilities, as and when required, in furtherance of the purposes for which it has been created, as set forth in the Preamble to this Charter, and shall have the authority and delegated powers, all as set forth below:

a.	Take all actions necessary to discharge the purposes for which the Committee has been created, as set forth in the preceding section of this Charter. Perform such other tasks as are consistent with the purposes of the Committee, or as are delegated to the Committee by the full Board from time to time.

b.	Evaluate and recommend to the full Board from time to time, the overall compensation philosophy of the Company and compensation for the executive management of the Company (other than the CEO, whose compensation is set by the Committee), for approval by the full Board.

c.	At least once per year, evaluate the Company’s performance in the area of diversity in the Company’s workforce.

d.	Ensure that the Company is aware of the provisions of Section 162(m) of the Internal Revenue Code with regard to limitations on the deductibility of compensation paid to the Company’s CEO and its other four most highly compensated executives, but the Committee shall have the authority to recommend to the Board executive-level compensation that exceeds the amounts permitted to be deducted pursuant to Section 162(m) if the Committee determines that doing so is in the long-term best interests of the Company and its shareholders.

e.	Engage and establish the terms of engagement of any compensation consultant desired to be engaged on behalf of the Company to study and make recommendations regarding executive-level compensation matters. This Committee shall have the sole authority to retain and terminate such compensation consultants, including the sole authority to approve fees and retention terms, and such authority may not be delegated to the management of the Company. Only the Committee shall have the power to engage compensation consultants with regard to executive-level compensation.

f.	Evaluate the incentive-compensation plans of the Company and make recommendations to the full Board regarding modifications to existing incentive-compensation plans, establishing of any new plans and/or termination of existing incentive-compensation plans.

g.	Evaluate the bonus plans, long-term incentive plans, and other compensation plans of the Company and establish the annual bonus targets for bonuses to be paid to executive officers of the Company, including the CEO, as well as the bonus plans for other bonus-eligible employees.

h.	Cooperate with the Governance Committee of the Board to ensure that all members of the Committee are “non-employee directors” as defined by rules of the SEC, “outside directors” within the meaning of section 162(m) of the Internal Revenue Code and “independent directors” as required by rules of NYSE.

i.	Jointly with the Governance Committee of the Board, establish a succession planning process for the Company’s executive officers, including the CEO, and report on such process to the full Board.

j.	Conduct an annual self-evaluation of the Committee and each of its members individually; its performance of its duties under this Charter; and the effectiveness of the overall compensation philosophy of the Company. It is intended that the Committee shall evaluate its performance as a whole, and that individual members shall evaluate their own performance, using a questionnaire or similar device as approved by the Committee from time to time.

k.	Stay abreast of developments in the area of corporate compensation generally to ensure that the Company remains current in its compensation policies.

l.	Review at least annually the compensation provided to non-employee Directors of the Company and recommend to the full Board any adjustment in the compensation paid to such Directors, but all decisions on Director compensation are reserved to the decision of the entire Board.

m.	Make all grants of stock options and restricted stock awards under the Company’s equity incentive plans in effect from time to time, and serve as the sole authority of the Company to make awards under Section 16(b).

n.	Serve as the interpreter of the provisions of all equity-based and incentive compensation plans. This duty may be delegated to a subcommittee, including or consisting of management, with respect to non equity-based compensation and welfare plans. The Committee shall serve as the final arbiter of any disputes or disagreements as to interpretation of the Company’s equity-based and non equity-based compensation plans and welfare plans.

o.	The Committee has the authority to engage independent attorneys, accountants or other independent advisers to the Committee from time to time, at the expense of the Company.

p.	The Committee shall have the power to remove any member who fails to attend at least 75% of the meetings of the Committee, or who otherwise fails to serve as a productive and fully participating member of the Committee.

q.	The Committee shall establish an annual calendar of activities, including scheduling of regular meetings of the Committee, and evaluate and update such calendar from time to time.

Qualifications for Membership; Procedures

Only duly elected Directors of the Company who are fully qualified as “outside” directors under Section 162(m) of the Internal Revenue Code, “non-employee” directors under Section 16(b) of the Securities Exchange Act and “independent” under the rules of NYSE are eligible to serve on the Committee.

The Committee shall be comprised of three (3) or more directors, appointed by the Board in accordance with the By-laws of the Company and based upon the recommendation of the Governance Committee. The Committee will serve at the pleasure of the Board for such term or terms as the Board may determine or until their earlier resignations, death or removal. The Board shall designate the Chairperson of the Committee based on the recommendation of the Governance Committee. Except as expressly provided in this Charter or the By-laws of the Company, the Committee shall fix its own rules of procedure.”

The Compensation Committee shall report to the Board at the next meeting of the Board following each Compensation Committee meeting, as to actions taken and recommendations made to the full Board.

APPENDIX B

PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2 AND “AGAINST” PROPOSALS 3 and 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors.	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees:		☐	☐
01 Lee A. Ault III,		05 David I. Fuente,	09 James L. Heskett,
02 Neil R. Austrian,		06 Brenda J. Gaines,	10 Patricia A. McKay,
03 David W. Bernauer,		07 Myra M. Hart,	11 Michael J. Myers
04 Abelardo E. Bru,		08 W. Scott Hedrick,	12 Steve Odland

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent public accountants.	☐	☐	☐

3.	To consider a Proposal from a Shareholder recommending: (i) that our Board of Directors amend the Bylaws of the Company to provide that no corporate officer shall receive annual compensation in excess of the limits established by the Internal Revenue Code for deductibility of employee remuneration, without approval by a majority of the stockholders within one year preceding the payment of such compensation; (ii) to require that ‘performance-based compensation’ be excluded from such limitation only if the Company shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan; and (iii) that incentive stock options shall be recorded as an expense on the Company’s financial statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To consider a Proposal from a Shareholder recommending that our Board of Directors amend the governance documents (certificate of incorporation or bylaws) of the Company to provide that Director nominees shall be elected by the affirmative vote of the majority of the votes cast at an annual meeting of shareholders.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting unless you indicate that you withhold such authority by so indicating below.

WITHHOLD AUTHORITY ☐

I PLAN TO ATTEND THE MEETING ☐

PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Internet		Telephone		Mail
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Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

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You can view the Annual Report and Proxy Statement on the Internet at http://investor.officedepot.com

PROXY	OFFICE DEPOT, INC.
2200 OLD GERMANTOWN ROAD
DELRAY BEACH, FL 33445

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Anne Zuckerman, Linda Seal and Jennifer Leong as Proxies, each with the power to appoint her substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Office Depot, Inc. held of record by the undersigned on March 10, 2005, at the Annual Meeting of Shareholders to be held on May 13, 2005 or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2 AND “AGAINST” PROPOSALS 3 and 4.

(continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

ADMITTANCE PASS

2005 ANNUAL MEETING OF SHAREHOLDERS

OFFICE DEPOT, INC.

Friday May 13, 2005

10:00 a.m. Eastern Daylight Time

Boca Raton Marriott
5150 Town Center Circle
Boca Raton, FL 33486-1013

561-620-3712

For Security Reasons, You Must Present This Admittance Pass
In Order To Enter The Meeting.